Exhibit 99.1

PRESS RELEASE

Investor Relations	Media:

New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500

Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE

CONSUMER ANALYST GROUP OF NEW YORK (CAGNY) CONFERENCE

NEW YORK, February 23, 2012 — Philip Morris International Inc.’s (NYSE / Paris Euronext: PM) Chief Financial Officer, Hermann Waldemer, addresses investors today at the CAGNY Conference in Boca Raton, Florida.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 9:15 a.m. ET, at www.pmi.com. An archived copy of the webcast, together with presentation remarks and slides, will be available on the same site.

The presentation’s key focus is on the elements that define PMI, notably its: commitment to shareholder value; world-class portfolio of brands; global footprint; and strong free cash flow generation. The presentation also highlights some of the principal drivers of its ability to deliver solid and reliable results.

PMI also reaffirms its guidance, announced on February 9, for 2012 full-year reported diluted earnings per share to be in a range of $5.25 to $5.35, at prevailing exchange rates at that time, versus $4.85 in 2011, resulting in an anticipated unfavorable currency impact of approximately $0.10 for 2012. Excluding the unfavorable currency impact, reported diluted earnings per share are projected to increase by approximately 10% to 12% versus reported diluted earnings per share in 2011, or by approximately the same percentages versus 2011 adjusted diluted earnings per share of $4.88.

Adjusted diluted earnings per share of $4.88 in 2011 is calculated as reported diluted earnings per share of $4.85, less a $0.02 per share benefit for discrete tax items, plus a $0.05 per share charge related to asset impairment and exit costs.

This guidance excludes the impact of potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute “forward-looking statements” within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.

About Philip Morris International Inc.

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2011, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 28.1% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.